CONSULTING AGREEMENT

DATED effective the 15th day of September 2021.

BETWEEN:

Lion Copper and Gold Corp., a company existing under the laws of British Columbia and having an office at Suite 1200 - 750 West Pender Street, Vancouver, British Columbia, Canada, V6C 2T8 (the "Company")

(the "Company")

AND:

1327095 B.C. U.L.C., a company incorporated pursuant to the laws of British Columbia and having a registered office at 1200-750 West Pender Street, Vancouver, British Columbia, Canada V6C 2T8

(the "Consultant")

WHEREAS:

A. The Company is involved in the business of acquiring, exploring and developing natural resource properties;

B. The Consultant has North American and international expertise and experience in the business carried on by the Company and is the President, Corporate Secretary and Chief Financial Officer of the Company; and

C. The Company wishes to acquire the Services (as defined below) of the Consultant and the Consultant is agreeable to serve the Company upon the terms of this Agreement.

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1. The Company retain the Consultant as the Company's President, Corporate Secretary and Chief Financial Officer as of September 15th, 2021, for a term commencing on the effective date of this Agreement and ending May 1, 2024 (the "Term"), unless extended or terminated earlier as hereinafter provided.

2. The Consultant will provide the following services:

a) Formulating and implementing a strategic plan that includes financing and market awareness with the CEO that guides the direction of the Company's business;

b) Managing the Company and its components with the CEO and ensuring they function properly, including identifying and solving problems that may prevent their smooth and efficient operation;

c) Seeking, investigating and implementing under direction of the Board of Directors of the Company (the "Board"), opportunities for growth of the business of the Company including property acquisitions and dispositions, M&A activity, joint ventures and partnerships;

d) Negotiating joint ventures, partnership agreements and other operational and financial arrangements;

e) Working with the CEO, identifying and implementing opportunities for increased operating efficiency and cost cutting;

f) Working with the CEO, monitoring and improving financial performance including budgets, operations, financial statements and cash flow management;

g) Coordinating the Company's financial reporting and disclosure requirements, including news releases, quarterly financial statements and MD&As;

h) Working with the CEO, monitoring and ensuring compliance with security regulations governing publicly-traded companies;

i) Working with the CEO on public and private financings, including negotiating and working with investment bankers, brokerage firms and legal advisors;

j) Building the Company's profiley in the financial and investment communities, including developing the Company's story and communicating it to retail and institutional investors, mining analysts and the media;

k) Negotiating services with financial service providers such as investment banks with the CEO related to capital raising, marketing tours; and

l) Carrying out the typical functions of a President, CFO and Corporate Secretary for a junior resources company with the level of competence and skill reasonably expected from persons with skills and experience similar to that of the Consultant.

(collectively, "the Services")

3. The Consultant will report to the Board and will keep the Company informed of all matters concerning the Services as requested by the Company from time to time.

4. During the Term, the Consultant will diligently and faithfully devote the time, effort and ability to the Company's affairs and businesses necessary to perform his duties under this Agreement.

5. The Consultant's duties will be as set out in Paragraph 2 hereof. The Consultant will conduct the operations of the Company in an efficient, trustworthy and businesslike manner to the advantage and benefit of the Company.

6. Except as provided in Paragraph 7, during the Term the Consultant will not, without prior written consent, directly or indirectly engage in any business activity or enterprise that would result in a conflict of interest between the Consultant's duties to the Company and the Consultant's duties to any other person.

7. The Company is aware that the Consultant has now, may acquire and will continue to have a variety of types of engagements with or interests in other companies and properties, and the Company recognize that these companies and properties will require a certain portion of the Consultant's time. The Company agree that the Consultant may continue to devote time to such outside engagements and interests, provided that such engagements and interests do not conflict with, in any way, the ability of the Consultant to perform his duties under this Agreement.

8. The Company will pay the Consultant, by way of remuneration, an annual fee of (two hundred thousand) US$ 200,000 (the "Fee") effective as of the date of this Agreement, payable in equal semi-monthly installments on the fifteenth and last day of each month. Should the fifteenth or last day of any month not be a business day, the semi-monthly installment of the Fee otherwise due on such date will be paid to the Consultant on the immediately preceding business day. Upon the expiration of one year following the date of this Agreement and each year thereafter during the Term, the Board will review the Fee with a view to increase, giving consideration to the financial position of the Company and the scope of their activities.

The Board, in its sole discretion following consultation with the Consultant, will establish strategic objectives (the "Annual Objectives") for the Consultant for each period commencing on December 15 in the first year of this Agreement, and thereafter for each annual period ending December 15 (an "Annual Review Period"). The Consultant will be provided with written notice of the Annual Objectives at the time they are established by the Board. The Board (which will include any committee of the Board) will conduct an annual review of the Consultant to occur on a date in December of each year and on or before the expiry of the Annual Review Period (the "Annual Review Date").

The Consultant will be entitled to receive an annual grant of options under the Stock Option Plan of the Company on each Annual Review Date. The number of options will be determined by the Board based on a minimum of 50% and maximum of 150% of the Fee payable during the Annual Review Period divided by the exercise price per common share of the Company. The aggregate number of Company options granted to the Consultant in any 12 month period will be not be more than 2% of the issued shares of the Company calculated at the date of grant of such options. The exercise price per common share of the Company will be equal to the Market Price (as defined in the TSXV policies) of the Company's common shares as at the Annual Review Date, subject to a minimum exercise price per share of C$0.05. The applicable percentage of annual Fee will be determined by the Board based on an assessment of the performance of the Consultant in achieving the Annual Objectives for the relevant Annual Review Period.

If the Company terminates the Consultant's Services for any reason other than death or disability, the Consultant will receive a payment equal to 75% of the annual grant of options under the Stock Option Plan of the Company that was due to be paid on the next Annual Review Date following such date of termination.

9. The Consultant will be entitled to reimbursement for all travel expenses and other reasonable expenditures actually and properly incurred by him in connection with his provision of Services hereunder. For all such expenses the Consultant will furnish to the Company statements and vouchers as and when required by the Company.

10. The parties acknowledge and agree that the Consultant is an independent consultant and that:

a) the Consultant is not an employee, partner, or joint venturer of the Company; and

b) the Consultant has control over the timing and hours of the provision and performance of the Services.

11. To the extent that it is permitted by applicable tax laws and regulations and subject to the advice that the Company receive from their tax accountants or other professional advisors, the Consultant will be classified as a consultant of the Company and not an employee such that all compensation which is provided by the Company to the Consultant under this Agreement will be calculated on a gross basis and, as otherwise determined by the Company, for which no statutory taxes will first be deducted by the Company.

12. The Consultant will be responsible for remittance of any taxes, pension premiums, or other payments required under any law related to the Fee and expenses paid to the Consultant pursuant to this Agreement. Furthermore, if these amounts are not remitted, the Consultant will indemnify and hold harmless the Company from and against any claim for taxes, penalties and for withholding of funds by the applicable government agency with respect to any amount found to be payable by the Company to such commission or agency in respect of the Consultant under this Agreement and any legal fees incurred by the Company in defending such claims.

13. The Company will not contribute to the Canada Pension Plan or employment insurance, or withhold federal and provincial taxes, or provide any other contributions or benefits to the Consultant, which might be expected in an employer-employee relationship, including vacations, bonuses, sick leave, medical insurance and life insurance.

14. The Consultant acknowledges that in performing the Services pursuant to this Agreement, the Consultant will occupy a position of high fiduciary trust and confidence and that the Consultant will develop and acquire wide experience and knowledge with respect to all aspects of the manner in which the Company's business is conducted. Without limiting the generality of the foregoing, the Consultant agrees to observe the highest standards of loyalty, good faith and avoidance of conflicts of duty and self-interest, in performing the Services. It is the intent and agreement of the parties that the Consultant will use such knowledge and experience solely and exclusively in furtherance of the business interests of the Company.

15. The Consultant is bound by and agrees to faithfully observe and abide by all the rules and regulations of the Company in force from time to time. The Consultant specifically agrees to comply with the Company's policies with respect to insider trading, confidentiality, disclosure, capital expenditures, forward commitments, derivatives, currency hedging and corporate ethics, as these and other policies are implemented or amended from time to time in accordance with the corporate governance procedures of the Company.

16. The Consultant will not, either before or after the termination of this Agreement, disclose to any person, nor make use of himself, any non-public information or trade secrets relating to the Company, its business, policies, methods, scientific data or information which he will have acquired in any manner ("Confidential Information") except in connection with the Services. The Consultant agrees that disclosure by him of such Confidential Information may result in irreparable injury and damage to the Company, which will not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefor, and that the Company will have the right, and may, without objection from the Consultant, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by the Consultant of the provisions of this paragraph. Nothing herein will be construed as preventing the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Consultant. Notwithstanding the above, any disclosure of Confidential Information which occurs in the course of the Consultant's reasonable provision of the Services to the Company, or which is required pursuant to any applicable law or the order of a court or any regulatory body, will not be considered a breach of the confidentiality obligations in this Paragraph18. The Consultant agrees that the above restrictions will survive the termination or expiry of this Agreement.

17. The Consultant will, upon receipt of all sums due and owing at any time upon request by the Company, and immediately upon the termination of this Agreement, promptly return to the Company, all originals and copies of Confidential Information and all paper and electronic documents and other records containing Confidential Information, and any other property belonging to, or relating to the business of, the Company or its subsidiaries, parents, affiliates and related companies.

18. The Consultant understands and accepts that the Company will collect, use and disclose personal information about the Consultant for security and business-related purposes. The Consultant consents to the Company collecting, using and disclosing personal information about it when reasonably necessary for security and business-related purposes in accordance with applicable legislation and any privacy policy that the Company may have in effect and amended from time to time.

19. In the event that the Company completes a Change Of Control (as defined below) during the term of the this Agreement or within six months of the termination of this Agreement, upon the completion of such Change of Control, the Company shall pay to the Consultant a payment (the "Change of Control Payment") equal to three times the Employee's annual Fee, calculated as at the earlier of the date of the Change of Control or the last day of the Employee's Services. Additionally, upon a Change of Control, any unvested stock options or grants under other equity compensation plans held by the Consultant shall immediately vest. In the event this Agreement is terminated within six months following a Change of Control, provided the Consultant has been paid the Change of Control Payment, no further payment to the Consultant shall be required.

A Change of Control shall be deemed to have occurred in any of the following circumstances:

i) a combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Company and any one or more of their affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the common shares and other securities of the Company immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 50% of the resulting voting rights (on a fully-diluted basis) of the Company or its successor;

ii) the sale, exchange or other disposition to a person other than an affiliate of the Company of all, or substantially all, of the Company's assets or of the following specific assets - the MacArthur deposit;

iii) the sale, exchange or other disposition of the MacArthur deposit to a person other than an affiliate of the Companies of over 50% of the asset

iv) a resolution is adopted to wind-up, dissolve or liquidate either the Company;

v) any person, entity or group of persons or entities acting jointly or in concert (an "Acquiror") acquires or acquires control (including, without limitation, the right to vote or direct the voting) of voting securities of the Company which, when added to the voting securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror to cast or to direct the casting of 50% or more of the votes attached to all of the Company's outstanding voting securities which may be cast to elect directors of the Company or the successor corporation (regardless of whether a meeting has been called to elect directors); or

vi) a change in the composition of the Board, which occurs at a meeting of directors or otherwise or at a meeting of the shareholders of the Company or upon the execution of a shareholders' resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

20. The Services to be provided by the Consultant and performed by Stephen Goodman as the representative of the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the prior written consent of the Company.

21. The Company will enter into an industry standard form of director and officer indemnification agreement with the Consultant, and will at all times maintain director and officer liability insurance in accordance with industry standard norms for public mining companies, with coverage of not less than $5,000,000. The Company will maintain directors and officers insurance that will specifically cover the Consultant for one year in the event of termination.

22. The Consultant will indemnify and save harmless the Company of and from all manner of action, causes of action, proceedings, claims, demands and expenses whatsoever which may be brought or made against the Company or which the Company may sustain, pay or incur as a result of or in connection with any breach by the Consultant of the Consultant's obligations, covenants or agreements set forth in this Agreement.

23. The Consultant may terminate this Agreement by providing to the Company 30 days' prior written notice. Notwithstanding any other provision of this Agreement, if either party is in material breach of any provision of this Agreement, is unable or unwilling to perform the duties under this Agreement, commits fraud or serious neglect or misconduct in the discharge of its duties hereunder, or becomes bankrupt or makes any arrangement or compromise with its creditors, the non-breaching party may immediately terminate this Agreement.

24. If any provision, word or clause of this Agreement will be held to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability will not affect the remaining provisions which will be fully severable, and this Agreement will be construed and enforced without regard to such illegal, invalid or unenforceable provision.

25. This Agreement terminates and supersedes all pre-existing agreements or other arrangements between the parties, and contains the entire agreement and obligation between the parties with respect of the subject matter hereof. No amendment to this Agreement will be valid or effective unless in writing and signed by all the Parties.

26. The Consultant acknowledges and agrees that that the Consultant has had the opportunity to receive legal advice in connection with the execution of this Agreement and the Consultant has either received such legal advice as the Consultant deemed necessary or the Consultant has waived the right to such legal advice. In addition, the Consultant acknowledges that it has not received or relied on legal advice from Morton Law LLP in connection with this Agreement and the transactions contemplated herein.

27. Any notice required or permitted to be given under this Agreement will be delivered personally or electronically, or by courier to the address of the parties hereto set out on the first page hereof, and notice will be deemed given on the date of delivery if during business hours on a business day, and or, if not during business hours on a business day, upon the next business day.

28. This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the Courts of such Province.

29. This Agreement may be executed in any number of counterparts and exchanged electronically, each of which will be deemed to be an original, and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as and from the day and year first above written.

LION COPPER AND GOLD CORP.

Per:		2/7/22
Authorized Signatory

Per:		2/7/22
STEPHEN GOODMAN